Exhibit 10.20

January 17, 2014

To: Beijing Antutu Technology Co., Ltd. (the “VIE Entity”)

To Whom It May Concern:

To ensure the cash flow requirements of the VIE entity’s operations are met and/or to set off any loss accrued during such operations, the undersigned, Beijing Kingsoft Internet Security Software Co., Ltd. (the “WFOE”), is obligated and hereby undertakes to provide unlimited financial support to the VIE Entity, to the extent permissible under the applicable PRC laws and regulations, whether or not any such operational loss is actually incurred. The form of financial support shall include, but not limited to, extension of cash, entrusted loans and borrowings. WFOE will not request repayment of the loans or borrowings if the VIE Entity or its shareholders do not have sufficient funds or are unable to repay.

The undersigned agrees and acknowledges such undertaking shall be irrevocable and continuously valid from June 7, 2013 until the earlier of (1) the date on which all of the equity interests of the VIE Entity have been acquired directly or indirectly by WFOE or its designated representative (individual or legal person); or (2) the date of unilateral termination by WFOE, at its sole and absolution discretion, by giving thirty (30) days prior written notice to the VIE Entity of its intention to terminate this letter.

Please confirm receipt of this letter by returning a signed copy of this letter to the undersigned.

Beijing Kingsoft Internet Security Software Co., Ltd.

By/Chop:	/s/ Common seal of Beijing Kingsoft Internet Security Software Co., Ltd.